Exhibit 5.1

September 29, 2004

MatrixOne, Inc.

210 Littleton Road

Westford, MA 01886

Re: Registration Statement on Form S-3 Relating to up to 2,303,745 shares of Common Stock

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) filed by MatrixOne, Inc. (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of up to 2,303,745 shares of Common Stock, par value $.01 per share, of the Company, issued on August 4, 2004 (the “Common Shares”).

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Common Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that we have deemed necessary or appropriate.

We are only members of the bar of the Commonwealth of Massachusetts and are not expert in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the United States of America.

Based on the foregoing, we are of the opinion that the Common Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Testa, Hurwitz & Thibeault, LLP
TESTA, HURWITZ & THIBEAULT, LLP